EXHIBIT 99.1 PRESS RELEASE DATED OCTOBER 30, 2007

Press Release: October 30, 2007

Contact: Connie Waks

206.340.2305 cwaks@fhlbsea.com

Seattle Bank Announces Board of Director Election Results

Idaho, Washington, and Wyoming Incumbents Elected to New Three-Year Terms

Seattle - The Federal Home Loan Bank of Seattle (Seattle Bank) today announced the re-election of three directors to the Seattle Bank's Board of Directors: Mike C. Daly representing Wyoming, William A. Longbrake representing Washington, and Park Price representing Idaho. Each was elected to serve a three-year term beginning January 1, 2008 and ending December 31, 2010.

Mike C. Daly is chairman, president, and chief executive officer of Wheatland Bankshares, Inc. Mr. Daly joined the Seattle Bank's Board of Directors in 2002 and has served as chairman of the board since 2005. He is also the chair of the board's Executive Committee and serves on its Governance, Budget and Compensation Committee. Mr. Daly is a past president of Wyoming Bankers Association and currently serves on that organization's Government Relations Committee.

William A. Longbrake is vice chair of Washington Mutual, Inc. and a director of its subsidiary Washington Mutual Bank, fsb. Mr. Longbrake joined the Seattle Bank's Board of Directors in 2002 and currently serves as chair of the Governance, Budget and Compensation Committee and as a member of the Executive Committee. Mr. Longbrake began his career at Washington Mutual in 1982 and left the company in 1995, when he was appointed chief financial officer and deputy to the chairman for finance at the Federal Deposit Insurance Corporation. He returned to Washington Mutual in 1996 as executive vice president and chief financial officer, subsequently serving as vice chair and chief financial officer and then as vice chair and chief enterprise risk officer.

Park Price is president and a director of Bank of Idaho in Idaho Falls, Idaho. Mr. Price joined the Seattle Bank's board in May 2006 and currently serves as vice chair of the Financial Operations and Affordable Housing Committee. He is also a director of Western Independent Bankers. In addition, Mr. Price has served as a director of West One Bank, Idaho / U.S. Bank, Idaho, on the Advisory Council of the Federal Reserve Bank of San Francisco, and on the boards of numerous business and civic organizations.

The Seattle Bank's Board of Directors, which is comprised of financial service, business, and community leaders from across the Seattle Bank's district, currently includes 17 members: 10 directors elected by the Seattle Bank's members and seven appointed by the Federal Housing Finance Board. Two are community interest directors chosen from organizations with more than a two-year history of representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections. Elected directors must be officers or directors of Seattle Bank member institutions.

About the Seattle Bank
The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable more than 375 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release includes forward-looking statements regarding events that may impact the bank's future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties, which are discussed in the Seattle Bank's Form 10-Q for second-quarter 2007 and its 2006 Form 10-K filing with the SEC, which are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.